ARTICLES OF AMENDMENT TO THE
                RESTATED ARTICLES OF INCORPORATION
                      OF QUESTAR CORPORATION

     Pursuant to the provisions of the Utah Business Corporation Act, the Undersigned Corporation adopts the following Articles of Incorporation to its Restated Articles of Incorporation:

     FIRST:    The name of the Corporation is Questar Corporation.

     SECOND:   The following amendment to the Restated Articles of
Incorporation was adopted by the shareholders of the Corporation on May 19, 1998, in the manner presented by the Utah Business Corporation
Act:

     The first sentence of Article IV was amended to read as follows:

     The aggregate number of shares that the Corporation shall have authority to issue is Three Hundred Sixty Million (360,000,000) of which Three Hundred Fifty Million (350,000,000) shares shall be common stock without par value (hereinafter called "Common Stock"), Five Million (5,000,000) shares shall be Class A Preferred Stock without par value (hereinafter called "Class A Preferred Stock"); and Five Million (5,000,000) shares shall be Class B Preferred Stock without par value (hereinafter called "Class B Preferred Stock").

     THIRD:    The number of shares of the Corporation outstanding as
of the record date for the annual meeting of shareholders at which time the shareholders voted on the amendment was 41,122,825 and the number of shares entitled to vote was 41,122,825.

     FOURTH:   The designated number of outstanding shares of each
class entitled to vote on the amendment as a class was 41,122,825 shares of common stock without par value. The Corporation has no other stock outstanding.

     FIFTH:    The number of shares voting in favor of the amendment
to Article IV was 27,521,912, or approximately 67 percent of the outstanding shares of the Corporation's common stock. A total of 8,294,903 shares were voted against the amendment to Article IV.

     SIXTH:    The amendment does not provide for an exchange,
reclassification or cancellation of issued shares. All of the Company's outstanding shares of common stock, without par value, shall be converted into the same number of shares of common stock without par value.

     SEVENTH: The amendment does not provide for a change in the amount of stated capital.

     IN WITNESS WHEREOF, the undersigned president and Secretary of the Corporation have set their hands this 19th day of May, 1998.

Attest:                                 QUESTAR CORPORATION

/s/Connie C. Holbrook                   By /s/R. D. Cash
   Connie C. Holbrook                   R. D. Cash
   Secretary                            Chairman, President, and
                                        Chief Executive officer

ACKNOWLEDGMENT

State of Utah       )
                    : ss.
County of Salt Lake )

     I, Lucille L. Curtis, a notary public, do hereby certify that on May 19, 1998, personally appeared before me R. D. Cash personally know to me to be the Chairman, President and Chief Executive Officer of Questar Corporation, and that the statements contained therein are true.

                                   /s/ Lucille L. Curtis
                                   Notary Public
My Commission Expires:             Residing at Salt Lake City, Utah
   August 27, 1999


                RESTATED ARTICLES OF INCORPORATION
                                OF
                        QUESTAR CORPORATION

          In accordance with the provisions of the Utah Business
Corporation Act and pursuant to a resolution duly adopted by its Board of Directors, Questar Corporation hereby adopts the following Restated Articles of Incorporation.

                             ARTICLE I

          The name of said Corporation shall be Questar Corporation.

                            ARTICLE II

          The time of said Corporation's duration and the period for which it shall exist shall be perpetual.

                            ARTICLE III

          The pursuit of business agreed upon and for which said
Corporation is formed is:

          1. To engage in any business involving energy and energy related matters, including the production, purchase, sale, storage, transportation, distribution and marketing of oil, gas, petroleum chemicals, petrochemicals, hydrocarbons, coal, ores, metals and other minerals and mineral solutions and any and all other natural resources and the derivatives, products and by-products thereof, and, in such connection, to search, prospect and explore for oil, gas, petroleum, coal, ores, metals, minerals and any and all other natural resources and to produce, manufacture, reduce, refine, prepare, distill and otherwise deal in and with the same and their derivatives, products and by-products; to lay down, construct, maintain and operate pipelines, tubes, tanks, pump stations, compressor stations, gas purification and dehydration plants, gasoline plants, connections, fixtures, storage houses and reservoirs and such machinery, apparatus, devices and arrangements as may be necessary to operate the same; to own, hold, use and occupy such lands, rights of way, easements, franchises, buildings, plants and structures as may be necessary to accomplish the objects or purposes aforesaid; and in general to engage in such other activity as may in any way relate to or be used or useful in connection with any one or more of the foregoing businesses.

          2. To purchase or otherwise acquire or assume, through subsidiary corporations or otherwise, as a holding company, the properties, real, personal and mixed, rights, privileges, primary and secondary franchises, licenses and certificates of convenience and necessity of any corporation.

          3. To engage in any lawful act or activity for which corporations may be organized under the laws of the State of Utah.

                            ARTICLE IV

          The aggregate number of shares which the Corporation shall have authority to issue is One Hundred Eighty-Five Million (185,000,000) shares of which One Hundred Seventy-Five Million (175,000,000) shares shall be common stock without par value (hereinafter called "Common Stock"); Five Million (5,000,000) shares shall be Class A Preferred Stock without par value (hereinafter called "Class A Preferred Stock"); and Five Million (5,000,000) shares shall be Class B Preferred Stock without par value (hereinafter called "Class B Preferred Stock"). The Company shall not issue any shares of Class A Preferred Stock or Class B Preferred Stock, if, after giving effect to such issue and the redemption or retirement of any shares of Class A Preferred Stock or Class B Preferred Stock being redeemed or retired concurrently therewith, the aggregate of the amounts payable upon all outstanding shares of Class A Preferred Stock and Class B Preferred Stock in the event of involuntary liquidation, exclusive of accrued dividends, shall exceed One Hundred Million Dollars ($100,000,000.00).

          The following is a statement of the voting powers and of the designations, preferences, limitations, and relative rights of the Class A Preferred Stock and Class B Preferred Stock and of the qualifications, limitations and restrictions thereof, except to the extent to be fixed by the Board of Directors as hereinafter provided.

          1. Class A Preferred Stock. Shares of Class A Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors, each of said series to be distinctly designated. All shares of any one series of Class A Preferred Stock shall be alike in every particular. All shares of Class A Preferred Stock shall be identical except as to the following rights and preferences, as to which there may be variations between different series: the rate of dividend, whether shares may be redeemed and, if so, the redemption price and terms and conditions of redemption, the amount payable upon shares in the event of voluntary and involuntary liquidation, sinking fund provisions, if any, for redemption or purchase of shares and the terms and conditions, if any, on which shares may be converted. So far as is not inconsistent with these Articles of Incorporation and to the full extent now or hereafter permitted by the laws of Utah, there is hereby expressly vested in the Board of Directors of this Corporation the authority to issue one or more series of Class A Preferred Stock and to fix in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors of this Corporation the designation of such series, the relative rights and preferences thereof, and the qualifications, limitations or restrictions of such series, including, but without limiting the generality of the foregoing, the following:

               (a) The distinctive designation of, and the number of shares of Class A Preferred Stock which shall constitute, such series;

               (b) The rate and time at which, and the terms and conditions upon which, dividends, if any, on Class A Preferred Stock of such series shall be paid, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes, and whether such dividends shall be cumulative or non-cumulative;

               (c) The right, if any, of the holders of Class A Preferred Stock of such series to convert the same into, or exchange the same for, shares of any other class or classes or of any series of the same or any other class or classes of stock of the Corporation and the terms and conditions of such conversion or exchange;

               (d) Whether or not Class A Preferred Stock of such series shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions upon which, Class A Preferred Stock of such series may be redeemed;

               (e)  The rights, if any, of the holders of Class A
     Preferred Stock of such series upon the voluntary or involuntary liquidation of the Corporation;

               (f) The terms of the sinking fund or redemption or purchase account, if any, to be provided for the Class A
     Preferred Stock of such series; and

               (g) The voting powers, if any, of the holders of such series of Class A Preferred Stock which may, without limiting the generality of the foregoing, include the right, voting as a series by itself or together with other series of Class A Preferred Stock or all series of Class A Preferred Stock as a class, to elect one or more directors of the Corporation if there shall have been a default in the payment of dividends on any one or more series of Class A Preferred Stock or under such other circumstances and on such conditions as the Board of Directors may determine.

          2. Class B Preferred Stock. Shares of Class B Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors, each of said series to be distinctly designated. All shares of any one series of Class B Preferred Stock shall be alike in every particular. All shares of Class B Preferred Stock shall be identical except as to the following rights and preferences, as to which there may be variations between different series: the rate of dividend, whether shares may be redeemed and, if so, the redemption price and terms and conditions of redemption, the amount payable upon shares in the event of voluntary and involuntary liquidation, sinking fund provisions, if any, for redemption or purchase of shares and the terms and conditions, if any, on which shares may be converted. So far as is not inconsistent with these Articles of Incorporation and to the full extent now or hereafter permitted by the laws of Utah, there is hereby expressly vested in the Board of Directors of this Corporation the authority to issue one or more series of Class B Preferred Stock and to fix in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors of this Corporation the designation of such series, the relative rights and preferences thereof, and the qualifications, limitations or restrictions of such series, including, but without limiting the generality of the foregoing, the following:

               (a) The distinctive designation of, and the number of shares of Class B Preferred Stock which shall constitute, such series;

               (b) The rate and time at which, and the terms and conditions upon which, dividends, if any, on Class B Preferred Stock of such series shall be paid, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes, and whether such dividends shall be cumulative or non-cumulative;

               (c) The right, if any, of the holders of Class B Preferred Stock of such series to convert the same into, or exchange the same for, shares of any other class or classes or of any series of the same or any other class or classes of stock of the Corporation and the terms and conditions of such conversion or exchange;

               (d) Whether or not Class B Preferred Stock of such series shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions upon which, Class B Preferred Stock of such series may be redeemed;

               (e)  The rights, if any, of the holders of Class B
     Preferred Stock of such series upon the voluntary and involuntary liquidation of the Corporation;

               (f) The terms of the sinking fund or redemption or purchase account, if any, to be provided for the Class B
     Preferred Stock of such series; and

               (g) The voting powers, if any, of the holders of such series of Class B Preferred Stock which may, without limiting the generality of the foregoing, include the right, voting as a series by itself or together with other series of Class B Preferred Stock or all series of Class B Preferred Stock as a class, to elect one or more directors of the Corporation if there shall have been a default in the payment of dividends on any one or more series of Class B Preferred Stock or under such other circumstances and on such conditions as the Board of Directors may determine.

                             ARTICLE V
          The Corporation will not commence business until consideration of a value of at least one thousand dollars ($1,000) has been received for the issuance of shares.

                            ARTICLE VI
          Stockholders shall have no preemptive rights to acquire any securities of the Corporation.

                            ARTICLE VII

          In furtherance but not in limitation of the powers conferred by the statutes of the State of Utah, the Board of Directors without the authority, consent, vote or other action of the stockholders, or any of them, is expressly authorized:

          From time to time, as and when, and upon such terms and conditions as it may determine, to issue any part of the authorized capital stock of the Corporation, without being required to offer such stock on a pro rata basis to the stockholders of the Corporation.

          To purchase, or otherwise acquire for the Corporation, any property, rights or privileges which the Corporation is authorized to acquire at such price or consideration and generally upon such terms and conditions as it deems fit.

          In its discretion to pay for any property or rights acquired by the Corporation, either wholly or partly in money, stock, bonds, debentures, or other securities of the Corporation.

          From time to time to fix and vary the amount of the working capital, and to direct and determine the use and disposition of any surplus or net profits, over and above the capital stock paid in; and in its discretion to use and apply any such surplus or accumulated profits in acquiring the bonds or other obligations or shares of the capital stock of this Corporation to such an extent and in such manner and upon such terms as the Board of Directors shall deem expedient, but no funds or property of the Corporation shall be used for the purchase of its own shares of capital stock when such use would cause any impairment of the capital of the Corporation, and shares of its capital stock, when acquired by the Corporation may, from time to time, successively be resold and repurchased.

          To issue and sell, pledge or otherwise dispose of bonds, debentures or other obligations of the Corporation from time to time, without limitation as to amount, for any of the objects or purposes of the Corporation, and, if desired, to secure the same of any thereof by mortgage, pledge, deed of trust or otherwise, upon all or any part of the property of every kind of the Corporation, and to cause the Corporation to guarantee bonds, debentures, dividends or other obligations of other corporations.

          At any time, or from time to time, to sell, assign, transfer, convey, lease or otherwise dispose of the whole or any part of the property and assets of every kind and nature of the Corporation upon such terms and conditions as the Board of Directors may deem expedient for the best interests of the Corporation.

          To cause the Corporation to be licensed or recognized in any state, county, city or other municipality of the United States, the territories thereof, the District of Columbia, colonial possessions or territorial acquisitions, and in any foreign country, and in any town, city or municipality thereof, to conduct its business and have one or more offices therein.

          To make, alter, amend or rescind the Bylaws of the Corporation.

          To authorize and cause to be executed, mortgages and liens upon the real and personal property of the Corporation.

          From time to time to determine whether and to what extent, and at what time and place and under what conditions and regulations, the accounts and books of this Corporation (other than the stock ledger) or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account or book or document of this Corporation, except as permitted by statute of the State of Utah or authorized by the Board of Directors.

          The Corporation may, in its Bylaws, confer powers additional to the foregoing upon the Directors in addition to the powers and authority expressly conferred upon them by statute.

                           ARTICLE VIII

          The names of the incorporators of said Corporation are as follows:

              Name                      Address

        Glenn H. Robinson        850 Northcrest Drive
                                 Salt Lake City, Utah 84103

        Margaret M. Boevers      3735 South 3100 East
                                 Salt Lake City, Utah 84109

        Stephen E. Parks         4940 Sommet Drive
                                 Salt Lake City, Utah 84117

                            ARTICLE IX

        The address of said Corporation's initial registered office and the name of its initial registered agent at such address are:

                     Glenn H. Robinson
                     850 Northcrest Drive
                     Salt Lake City, Utah 84103

                             ARTICLE X

        The number of directors constituting the initial Board of Directors shall be three (3), and the names and addresses of the persons who are to serve as directors until the first annual meeting of stockholders and until their successors are elected and qualified are:

              Name                      Address

        Glenn H. Robinson        850 Northcrest Drive
                                 Salt Lake City, Utah 84103

        Margaret M. Boevers      3735 South 3100 East
                                 Salt Lake City, Utah 84109

        Stephen E. Parks         4940 Sommet Drive
                                 Salt Lake City, Utah 84117

                            ARTICLE XI

        1. Effective as of the initial annual meeting of stockholders, there shall be thirteen (13) directors of the Corporation, notwithstanding any other provision of these Articles of Incorporation or of the Bylaws.

        2. The directors, except those hereinbefore named as initial directors and those chosen to fill a vacancy for an unexpired term, must be elected by the stockholders at the regular annual stockholders meeting, or, if not held, at any special meeting of the stockholders called for that purpose. As to the directors elected at the initial annual meeting of stockholders, the first class of directors shall hold office for an initial term of one (1) year, the second class of directors shall hold office for an initial term of two (2) years, and the third class of directors shall hold office for an initial term of three (3) years, expiring, respectively, at the first, second and third annual meetings of stockholders held after such initial annual meeting of stockholders. Thereafter, each class shall hold office for terms expiring at the third annual meeting of stockholders following the most recent election of such class. Notwithstanding any other provision of these Articles of Incorporation or of the Bylaws, any director or directors, including the entire Board of Directors, may be removed at any time, but only with cause and by the affirmative vote of at least two-thirds of the issued and outstanding stock of the Corporation that is entitled to vote for the election of directors, and no qualification for the office of director that may be provided for in the Articles of Incorporation or the Bylaws shall apply to any director in office at the time such qualification was adopted or to any successor appointed by the remaining directors to fill the unexpired portion of the term of such director.

        No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a directory, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for any transaction from which the director derived an improper personal benefit; or (iv) for any action that would result in statutory liability of the director under Section 16-10-44 of the Utah Code Annotated. Any repeal or modification of this paragraph by the stockholders shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation for acts or omissions occurring prior to the effective date of such repeal or modification.

                            ARTICLE XII

        The Corporation reserves the right to amend, alter, change or repeal any provisions contained in the Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Nevertheless, and in addition to any other provision of these Articles of Incorporation, the Bylaws, or statutes, the affirmative vote of eighty percent of the issued and outstanding capital stock of the Corporation that is entitled to vote for the election of directors shall be required for the deletion of language in or any amendment to Article XI, this Article XII, or Article XIV or for any amendment to these Articles of Incorporation or to the Bylaws (unless such amendment to the Bylaws is approved by the Directors in accordance with the Bylaws) that would restrict or limit the power or authority of the Board of Directors or any other officer or agent of the Corporation; that would vest any powers of the Corporation in any other officer or agent other than the Board of Directors or officers and agents appointed by or under the authority of the Board of Directors; that would require the approval of any stockholders in order for the Board of Directors or any officer or agent to take any action; or that would change the quorum requirement for any meeting of the Board of Directors, the vote by which it must act in connection with any matter, the manner of calling or conducting meetings of Directors, or the place of such meetings.

                           ARTICLE XIII

        The private property of the stockholders shall not be liable for any obligations or debts of the Corporation.

                            ARTICLE XIV

        1. The affirmative vote of the holders of not less than eighty percent of the outstanding shares of capital stock of the Corporation entitled to vote shall be required for the approval or authorization of any "Business Combination" (as hereinafter defined) involving a "Related Person" (as hereinafter defined); provided, however, that the eighty percent voting requirement shall not be applicable if:

             (a) The "Continuing Directors" (as hereinafter defined) of the Corporation by a two-thirds vote have expressly approved such Business Combination either in advance of or subsequent to such Related Person's having become a Related Person; or

             (b)  The following conditions are satisfied:

                 (i) The aggregate amount of the cash and the "Fair Market Value" (as hereinafter defined) of the property, securities or "Other Consideration" (as hereinafter defined) to be received per share by all holders of capital stock of the Corporation in the Business Combination, other than the Related Person involved in the Business Combination, is not less than the "Highest Per Share Price" or the "Highest Equivalent Price" (as hereinafter defined) paid by the Related Person in acquiring any of its holdings of the Corporation's capital stock; and

                 (ii)  A proxy statement complying with the
requirements of the Securities Exchange Act of 1934, as amended, whether or not the Corporation is then subject to such requirements shall have been mailed to all stockholders of the Corporation for the purpose of soliciting stockholder approval of the Business Combination. The proxy statement shall contain at the front thereof, in a prominent place, the position of the Continuing Directors as to the advisability (or inadvisability) of the Business Combination and, if deemed advisable by a majority of the Continuing Directors, the opinion of an investment banking firm selected by the Continuing Directors as to the fairness of the terms of the Business Combination, from the point of view of the holders of the outstanding shares of capital stock of the Corporation other than any Related Person.

        Such eighty percent vote shall be required notwithstanding the fact that no vote may be required or that a lesser percentage may be specified by law or in any agreement with any national securities exchange or otherwise.

        2.  For purposes of this Article XIV:

             (a) The term "Business Combination" shall mean (i) any merger, consolidation or share exchange of the Corporation or a subsidiary of the Corporation with or into a Related Person, in each case without regard to which entity is the surviving entity; (ii) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any "Substantial Part" (as hereinafter defined) of the assets of the Corporation (including without limitation any voting securities of a subsidiary of the Corporation) or a subsidiary of the Corporation to or with a Related Person (whether in one transaction or series of transactions); (iii) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any Substantial Part of the assets of a Related Person to the Corporation or a subsidiary of the Corporation;
(iv) the issuance, transfer or delivery of any securities of the Corporation or a subsidiary of the Corporation by the Corporation or any of its subsidiaries to a Related Person (other than an issuance or transfer of securities which is effected on a pro rata basis to all stockholders of the Corporation); (v) any recapitalization or reclassification of securities (including any reverse stock split) that would have the effect of increasing the voting power of a Related Person; (vi) the issuance or transfer by a Related Person of any securities of such Related Person to the Corporation or a subsidiary of the Corporation (other than an issuance or transfer of securities which is effected on a pro rata basis to all stockholders of the Related Person); (vii) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of a Related Person; or (viii) any agreement, plan, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

             (b) The term "Related Person" shall mean and include any individual, partnership, corporation or other person or entity which, as of the record date for the determination of stockholders entitled to notice of and to vote on any Business Combination, or immediately prior to the consummation of such transaction, together with its "Affiliates" and "Associates" (as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect at the date of the adoption of this Article XIV by the stockholders of the Corporation (collectively, and as so in effect, the "Exchange Act")), are "Beneficial Owners" (as defined in Rule 13d-3 of the Exchange Act) in the aggregate of 10% or more of the outstanding shares of any class of capital stock of the Corporation, and any Affiliate or Associate of any such individual, corporation, partnership or other person or entity. Notwithstanding any provision of Rule 13d-3 to the contrary, an entity shall be deemed to be the Beneficial Owner of any share of capital stock of the Corporation that such entity has the right to acquire at any time pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.

             (c) The term "Substantial Part" shall mean more than 20% of the fair market value, as determined by two-thirds of the Continuing Directors, of the total consolidated assets of the Corporation and its subsidiaries taken as a whole as of the end of its most recent fiscal year ended prior to the time the determination is being made.

             (d) The term "Other Consideration" shall include, without limitation, Common Stock or other capital stock of the Corporation retained by stockholders of the Corporation other than Related Persons or parties to such Business Combination in the event of a Business Combination in which the Corporation is the surviving corporation.

             (e) The term "Continuing Director" shall mean a Director who is unaffiliated with any Related Person and either (i) was a member of the Board of Directors of the Corporation immediately prior to the time the Related Person involved in a Business Combination became a Related Person or (ii) was designated (before his or her initial election or appointment as Director) as a Continuing Director by a majority of the then Continuing Directors.

             (f) The terms "Highest Per Share Price" and "Highest Equivalent Price" as used in this Article XIV shall mean the following: if there is only one class of capital stock of the Corporation issued and outstanding, the Highest Per Share Price shall mean the highest price that can be determined to have been paid at any time by the Related Person for any share or shares of that class of capital stock. If there is more than one class of capital stock of the Corporation issued and outstanding, the Highest Equivalent Price shall mean with respect to each class and series of capital stock of the Corporation, the amount determined by a majority of the Continuing Directors, on whatever basis they believe is appropriate, to be the highest per share price equivalent of the Highest Per Share Price that can be determined to have been paid at any time by the Related Person for any share or shares of any class or series of capital stock of the Corporation. In determining the Highest Per Share Price and Highest Equivalent Price, all purchases by the Related Person shall be taken into account regardless of whether the shares were purchased before or after the Related Person became a Related Person. Also, the Highest Per Share Price and the Highest Equivalent Price shall include any brokerage commissions, transfer taxes, soliciting dealers' fees and other expenses paid by the Related Person with respect to the shares of capital stock of the Corporation acquired by the Related Person. In the case of any Business Combination with a Related Person, the Continuing Directors shall determine the Highest Per Share Price and the Highest Equivalent Price for each class and series of capital stock of the Corporation.

             (g) The term "Fair Market Value" shall mean (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc., Automated Quotation System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a two-thirds vote of the Continuing Directors in good faith; and
(ii) in the case of property other than stock or cash, the fair market value of such property on the date in question as determined by a two-thirds vote of the Continuing Directors in good faith.

        3. The determinations of the Continuing Directors as to Fair Market Value, Highest Per Share Price, Highest Equivalent Price, and the existence of a Related Person or a Business Combination shall be conclusive and binding.

        4. Nothing contained in this Article XIV shall be construed to relieve any Related Person from any fiduciary obligation imposed by law.

        5. The fact that any Business Combination complies with the provisions of paragraph 1(b) of this Article XIV shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the stockholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

        6. Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws of the Corporation, the affirmative vote of the holders of not less than eighty percent of the outstanding shares of capital stock shall be required to amend, alter, change or repeal, or adopt any provisions inconsistent with, this Article XIV.

        The foregoing Restated Articles of Incorporation correctly set forth without change the corresponding provisions of the Restated
Articles of Incorporation as previously amended and supersede the Restated Articles of Incorporation as amended.

        Dated this 24th day of May, 1991.

                            QUESTAR CORPORATION


                            By:  /s/R. D. Cash
                                 R. D. CASH
                                 President


                            By:  /s/Connie C. Holbrook
                                 CONNIE C. HOLBROOK
                                 Secretary


State of Utah      )
                   : ss.
County of Salt Lake)

        I, Patricia C. Naisbitt, a Notary Public, hereby certify that on the 24th day of May, 1991, personally appeared before me R. D. CASH and CONNIE C. HOLBROOK, who each being by me first duly sworn, declared that they are the President and Secretary, respectively, of QUESTAR CORPORATION, that they are the persons who signed the foregoing document and that the statements therein contained are true and correct.

        IN WITNESS WHEREOF, I have hereunto set my hand and seal this 24th day of May, 1991.
                              /s/Patricia C. Naisbitt
                              NOTARY PUBLIC, Residing in Salt
                              Lake County, Utah

My Commission Expires:  1-1-93